Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EMERALD HOLDING, INC.

(a Delaware corporation)

EMERALD HOLDING, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

a.
The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 26, 2013 (the “Original Certificate of Incorporation”) under the name Expo Event Holdco, Inc.; amended and restated the Original Certificate of Incorporation on June 13, 2013 (the “First Amended and Restated Certificate of Incorporation”); further amended the First Amended and Restated Certificate of Incorporation on each of March 27, 2014, March 29, 2017 and April 10, 2017; amended and restated the First Amended and Restated Certificate of Incorporation (as amended prior to the date thereof on April 27, 2017 (the “Second Amended and Restated Certificate of Incorporation); and amended the Second Amended and Restated Certificate of Incorporation on February 3, 2020.

b.
The board of directors of the Corporation (the “Board of Directors”) has adopted resolutions proposing to amend Article VIII of the Second Amended and Restated Certificate of Incorporation, and the stockholders of the Corporation have duly approved such amendment.

c.
This Certificate of Amendment shall become effective upon its filing with the Secretary of State of the State of Delaware.

d.
Pursuant to Section 242 of the Delaware General Corporation Law (as it may be amended from time to time, the “DGCL”), Article VIII of the Second Amended and Restated Certificate of Incorporation, as amended prior to the date hereof, is hereby amended by deleting Article VIII thereof and inserting the following in lieu thereof:

ARTICLE VIII.

A.
The Corporation shall, through its bylaws or otherwise, indemnify and advance expenses to the fullest extent permitted under the DGCL, as it now exists or as amended from time to time, to any person who is or was a director or officer of the Corporation or its subsidiaries. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

B.
To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

C.
To the fullest extent permitted by the DGCL, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) in any action by or in the right of the Corporation. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraphs (B) or (C) shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

[Signature page on next page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 22nd day of May, 2024.

EMERALD HOLDING, INC.

By: /s/ David Doft

Name: David Doft

Title: Chief Financial Officer